Exhibit 99.1

Contact:	Jim McCarty
Vice President and Secretary – Treasurer 540-955-2510 jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES 2008

FINANCIAL RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., January 28 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announces financial results for 2008 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the year ended December 31, 2008 was $4.1 million. This represents a $1.2 million or 23% decrease from net income of $5.3 million during 2007. Diluted earnings per share were $1.29 and $1.69 for 2008 and 2007, respectively, which represents a decrease of $0.40 or 24%. Net interest income was $18.9 million during 2008 as compared to $17.3 million during 2007, which represents an increase of $1.6 million or 9%. The provision for loan losses was $2.3 million during 2008 as compared to $0.6 million during 2007, which represents an increase of $1.7 million. Noninterest income was $4.6 million and $6.2 million for 2008 and 2007, respectively, which represents a decrease of $1.6 million or 26%. Noninterest income for 2008 includes a $376,000 gain on the sale of loans, a $742,000 gain on the sale of a former branch building in downtown Winchester, Virginia, and a $2.5 million impairment charge from Fannie Mae and Freddie Mac preferred stock held by Bank of Clarke County. Noninterest expenses were $15.8 million and $15.6 million for 2008 and 2007, respectively, which represents an increase of $0.2 million or 1%.

Total assets of the Company at December 31, 2008 were $528.1 million, which represents an increase $20.5 million or 4% from total assets of $507.6 million at December 31, 2007. Total loans increased $0.4 million from $389.7 million at December 31, 2007 to $390.1 million at December 31, 2008. The allowance for loan losses increased $1.3 million or 41% from $3.2 million to $4.5 million at December 31, 2007 and 2008, respectively. Total deposits increased $6.9 million or 2% from $379.6 million to $386.5 million at December 31, 2007 and 2008, respectively.

Current economic conditions, and in particular the local real estate market, caused past due loans, non-performing assets, and charge-offs to increase during 2008. Management continuously monitors past due loans, classified loans, and other market trends and uses estimated losses to establish the allowance for loan losses. The charge-offs during 2008 and estimated losses within the portfolio support the $1.3 million increase in the allowance for loan losses.

John R. Milleson, President and CEO, stated “Although 2008 was a challenging year with regard to growth and net income, the Company focused heavily on managing its balance sheet to improve net interest income, which increased $1.6 million or 9% during 2008 as compared to 2007. Also, noninterest expenses, which include salaries and benefits, only increased $200,000 or less than 2% during the year.”

A dividend of $0.17 per share will be paid on February 17, 2009 to shareholders of record as of February 2, 2009. This represents an increase of $0.01 or 6% over the February 15, 2008 dividend of $0.16 per share. The Company’s total dividend was $0.67 per share for 2008 as compared to $0.64 per share for 2007.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with and furnished to the Securities and Exchange Commission.